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                                                                     EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Pittsburgh Savings Bank (dba BankPittsburgh), a Pennsylvania-chartered stock savings bank
Pittsburgh Home Capital Trust I, a Delaware business trust
Pinnacle Settlement Group, LLC, a Pennsylvania limited liability company FraMal Holdings Corporation, a Delware corporation (a subsidiary of Pittsburgh Savings Bank)